Exhibit 99.1

U.S. Energy Corp. Announces Asset Acquisition

HOUSTON, TX – September 29, 2020 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced that the Company has entered into an Asset Purchase Agreement and closed a transaction (the “Transaction”) to acquire operated and non-operated producing assets (the “Properties”) primarily located in Lea County, New Mexico and Converse County, Wyoming. The acquired Properties consist of select upstream assets of FieldPoint Petroleum Corporation (“FieldPoint”) and were acquired pursuant to Fieldpoint’s Chapter 7 bankruptcy process.

Acquisition Highlights

●	Proved Developed Producing (PDP) reserves estimated at approximately 237,263 barrel of oil equivalent (Boe) (63% oil).
●	Proved Developed Producing PV-10 estimated at $2.5 million.
●	Lea County, New Mexico assets comprise approximately 82% of total Proved Developed Producing volumes.
●	Converse County, Wyoming assets comprise approximately 15% of total Proved Developed Producing volumes.
●	Assets acquired for $500,000 in cash.

“We are pleased to announce this acquisition, which represents U.S. Energy’s second acquisition of 2020 and follows our previously stated strategy of seeking to acquire assets that represent mature, PDP heavy properties which we believe have significant upside potential from existing operations,” said Ryan Smith, Chief Executive Officer of U.S. Energy, who continued, “The Properties, acquired at an approximate 80% discount to their current proved developed producing reserve value, add reserves and immediate free cash flow, with operated acreage positions that are held by production to provide optionality for future opportunities. As we continue to execute our consolidation strategy moving forward in 2020 and into 2021, U.S. Energy will continue to pursue attractive opportunities that allow for capital efficient growth and increased shareholder value, while maintaining a low-cost corporate structure and clean balance sheet.”

Acquired Properties Overview

As of August 1, 2020, the Properties had total estimated proved reserves of approximately 237,263 Boe (63% oil), all of which are proved developed producing reserves (“PDP”), and had a present value of estimated future net revenues before income taxes discounted at 10% (“PV10”) value of approximately $2.5 million. The properties are 59% non-operated and 41% operated, with the non-operated assets being operated primarily by Cimarex Energy and ConocoPhillips in Lea County, New Mexico.

The consideration paid at closing by U.S. Energy consisted of $500,000 in cash.

Acquired Assets Estimated As of August 1, 2020**
Proved Developed Oil Reserves (barrels (Bbls))	149,940
Proved Undeveloped Oil Reserves (Bbls)	-
Total Proved Oil Reserves (Bbls)	149,940

Proved Developed Gas Reserves (thousand cubic feet (Mcf))	523,940
Proved Undeveloped Gas Reserves (Mcf)	-
Total Proved Gas Reserves (Mcf)	523,940

Total Proved Reserves (Boe)	237,263

PV10($000’s)*	$2,459

*Strip Pricing as of September 9, 2020.

** Estimated pursuant to the August 1, 2020 report of the Company’s 3rd party reserve engineer, On Point Resources, LLC.

Promissory Note

U.S. Energy also announced that the Company entered into a $375,000 Secured Promissory Note (the “Note”) with the Company’s largest shareholder, APEG Energy II, L.P., which entity is controlled by a member of the Board of Directors. All proceeds from the financing were used to fund the Company’s recent acquisition. For more information on the acquisition and the Note, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2020.

About U.S. Energy Corp.

U.S. Energy is an independent energy company focused on the acquisition and development of oil and gas producing properties in the United States. Our business is currently focused on targeting mature, low decline assets with existing infrastructure that allows us to maximize our return on capital in a cost effective and sustainable manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and the duration, effects and governmental responses to, COVID-19, among others. Such risks, uncertainties, and other factors also include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors”. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the Securities Exchange Commission (SEC), including, but not limited to, the risk factors discussed above. The Company’s SEC filings are available at http://www.sec.gov.

Petroleum engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids (NGLs) that cannot be measured in an exact way. The accuracy of any resource estimate depends on the availability of data, the interpretation of such data and price and cost assumptions made by petroleum engineers. Such estimates are also subject to actual drilling, testing and production activities. Accordingly, resource estimates included in this press release may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com